EXHIBIT 15

July 31, 2013

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We are aware that our report dated July 31, 2013 on our review of interim financial information of MasterCard Incorporated and its subsidiaries (the “Company”) as of June 30, 2013 and for the three and six month periods ended June 30, 2013 and 2012 and included in the Company's quarterly report on Form 10-Q for the quarter ended June 30, 2013 is incorporated by reference in its Registration Statements on Form S-8 dated June 30, 2006 (File No. 333-135572), August 9, 2006 (File No. 333-136460), and June 15, 2007 (File No. 333-143777), and the Registration Statement on Form S-3 dated August 2, 2012 (No. 333-183021).

Very truly yours,

/s/ PricewaterhouseCoopers LLP
New York, New York